Filed Pursuant to Rule 433

Registration Statement Nos. 333-290665 and 333-290665-01

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 17, 2031
Term Sheet to Amended and Restated Preliminary Pricing Supplement dated November 12, 2026

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying:	The iShares® MSCI Brazil ETF (Bloomberg symbol: “EWZ”)
Pricing Date*:	November 12, 2026
Issue Date*:	November 17, 2026
Final Calculation Day*:	November 12, 2031
Maturity Date*:	November 17, 2031
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:	If the fund closing price of the Underlying on the Call Date is greater than or equal to the Starting Price, the Securities will be automatically called for the principal amount plus the Call Premium.
Call Date*:	November 17, 2027
Call Premium:	At least 20.00% of the principal amount (to be determined on the Pricing Date).
Call Settlement Date:	Three business days after the Call Date.
Maturity Payment Amount (per Security):

If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be greater than, equal to or less than the principal amount per Security, determined as follows:

●If the Ending Price is greater than or equal to the Starting Price:

$1,000 + ($1,000 × Underlying Return × Upside Participation Rate)

●If the Ending Price is less than the Starting Price but greater than or equal to the Threshold Price: $1,000; or

●If the Ending Price is less than the Threshold Price: $1,000 + ($1,000 × Underlying Return).

Starting Price:	The fund closing price of the Underlying on the Pricing Date.
Ending Price:	The fund closing price of the Underlying on the Final Calculation Day.
Threshold Price:	75% of the Starting Price.
Upside Participation Rate:	175%
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:

Up to 2.825% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00 % per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09712HC42
Material Tax Consequences:	See the amended and restated preliminary pricing supplement.
* Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.

Hypothetical Payout Profile***

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
175% Participation Rate
Call Date (Call Premium: 20%)
25% contingent downside
Percentage Change of the Underlying
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Return of the Underlying
Hypothetical Call Premium

*** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.

If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the fund closing price of the Underlying on the Call Date significantly exceeds the Starting Price. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate.

If the Securities are not automatically called and the Ending Price is less than the Threshold Price, you will lose more than 25%, and possibly all, of the principal amount of your Securities on the Maturity Date.

The initial estimated value of the Securities as of the Pricing Date is expected to be between $910.00 and $960.00 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying amended and restated preliminary pricing supplement and “Structuring the Securities” on page PS-21 of the accompanying amended and restated preliminary pricing supplement for additional information.

Amended and Restated Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426035398/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying amended and restated preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying amended and restated preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying amended and restated preliminary pricing supplement.  Please review those risk disclosures carefully.

●Your investment may result in a loss; there is no guaranteed return of principal.

●The Securities do not bear interest.

●If the Securities are automatically called, your return will be limited to the Call Premium.

●The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the price of the Underlying other than on the Call Date or the Final Calculation Day, as applicable.

●The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.

●Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

●The Call Settlement Date or the Maturity Date may be postponed if the Call Date or Final Calculation Day is postponed.

●Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.

●We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

●The public offering price you pay for the Securities will exceed their initial estimated value.

●The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.

●The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

●Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including

BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

●Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

oChanges that affect the Underlying may adversely affect the value of the Securities and any payments on the Securities.

oWe cannot control actions by any of the unaffiliated companies whose securities are included in the Underlying.

oWe and our affiliates have no affiliation with any fund sponsor and have not independently verified any fund sponsor’s public disclosure of information.

oRisks associated with the fund underlying index of the Underlying will affect the value of the Underlying and hence the value of the Securities.

oThere are risks associated with funds.

oYou have limited anti-dilution protection.

●The Securities are subject to foreign currency exchange rate risk.

●The Securities are subject to risks associated with foreign securities markets.

●There are risks associated with emerging markets.

●Governmental regulatory actions could result in material changes to the composition of the EWZ and could negatively affect your return on the Securities.

●The performance of the EWZ may not correlate with the performance of its fund underlying index as well as the net asset value per share or unit of the EWZ, especially during periods of market volatility.

●The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including amended and restated preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Amended and Restated Preliminary Pricing Supplement dated November 12, 2026, Product Supplement No. WF-1 dated December 8, 2025 and Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying amended and restated preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying amended and restated preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying amended and restated preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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